                                                                 Exhibit 11

                                     LCNB Corp.
               Computation of Consolidated Earnings Per Common Share
             For the Three and Nine Months Ended September 30, 2003 and 2002
                 (in thousands, except shares and per share data)

                                For the Three Months      For the Nine Months
                                 Ended September 30,      Ended September 30,
                                    2003        2002          2003       2002

Net income (loss)              $    1,526      1,486         4,830      4,588
                                =========  =========     =========  =========
Weighted average number
   of shares outstanding
   used in the calculation
   of basic earnings per
   common share                 1,707,690  1,721,025     1,715,556  1,724,697

Add - Dilutive effect of
 stock options (1)                    341          -           119          -
                                ---------  ---------     ---------  ---------
Adjusted weighted average
number of shares outstanding
used in the calculation of
diluted earnings per common
share                           1,708,031  1,721,025     1,715,675  1,724,697
                                =========  =========     =========  =========
Basic earnings per common
 share                              $0.89       0.86          2.82       2.66

Diluted earnings per common
 share                              $0.89       0.86          2.82       2.66

(1) Stock options were not outstanding during the three and nine months ended September 30, 2002.




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